UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
December 21, 2009
Date of Report (Date of earliest event reported)
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	0-26366 (Commission File Number)	23-2812193 (IRS Employer Ident. No.)

732 Montgomery Avenue, Narberth, Pennsylvania (Address of principal executive offices)	19072 (Zip Code)
(610) 668-4700
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.02 Termination of a Material Definitive Agreement.
     On December 21, 2009, Royal Bancshares of Pennsylvania, Inc. (the “Company”) delivered a notice of termination of the stock purchase agreement, dated as of September 25, 2009, as amended by amendment to stock purchase agreement, dated as of November 16, 2009 (collectively, the “Agreement”), with Royal Asian Bancshares, Inc. (“Buyer”). The Agreement related to the purchase by Buyer of all of the common stock of Royal Asian Bank, a banking subsidiary of the Company, owned by the Company. The Agreement required, among other things, Buyer to raise by December 15, 2009 proceeds in a private placement transaction in an amount necessary to fund payment of the purchase price. The Agreement also permitted the Company to terminate the Agreement on or after December 16, 2009 if the Company did not receive evidence satisfactory to it that Buyer had received such net proceeds in the Buyer private placement. The Company terminated the Agreement under this provision by notice dated December 21, 2009. As a result of the Company’s termination of the Agreement, the $250,000 escrow amount previously deposited by Buyer, which was to be credited toward payment of the purchase price, will be retained by the Company as liquidated damages.
     A copy of the Company’s press release, dated December 21, 2009, relating to termination of the Agreement is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits:

10.1	Stock Purchase Agreement, dated as of September 24, 2009, between Royal Bancshares of Pennsylvania, Inc. and Royal Asian Bancshares, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated September 24, 2009).

10.2	Amendment to Stock Purchase Agreement, dated as of November 16, 2009 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated November 20, 2009).

99.1	Press release dated December 21, 2009.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
Dated: December 28, 2009	By:	/s/ James J. McSwiggan
James J. McSwiggan
President and Chief Operating Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated December 21, 2009